Exhibit 4.17

Chuan Shan Jia Distribution Cooperation Agreement

Contract No.:

Party A: Hubei **** Technology Co., Ltd.

Address:

Party B: [Name of Party B]

Address:

Legal representative:

In accordance with the Contract Law of the People’s Republic of China, the Advertising Law of the People’s Republic of China, the Copyright Law of the People’s Republic of China and other relevant laws, regulations and rules, Party A and Party B, with regard to the engagement of Party B by Party A to provide distribution services, hereby agree as follows through amicable negotiation:

I. Definitions

For the purpose of this Agreement, the following terms have the following meanings:

1. Chuan Shan Jia Platform means the Website operated by Party A and/or its affiliates at           , with the function of traffic access and inventory management.

2. Media means Party B for the purpose of this Agreement, or any other legal operators of a Website/Application, who agrees to participate in the Chuan Shan Jia Cooperation, has the corresponding qualifications and ability required to carry out the Chuan Shan Jia Cooperation and performs the obligations of Party B hereunder.

3. Advertiser means any customer who signs a data promotion agreement with Party A, participates in the auction on the advertising management interface, and obtains the right to place its advertisement on the inventory on the Application of Party B after winning the bid.

4. Chuan Shan Jia Cooperation means the cooperation between Party A and Party B in placing

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advertisements at the inventory on the Application of Party B. Party A is responsible for the acquisition of Advertisers, organization of Advertiser bidding activities, review of advertising materials, placement, settlement and otherwise; Party B shall offer inventorys on its Application to Advertisers for advertising. Upon the completion of the publish of advertisements, the advertising sales revenue shall be distributed between Party A and Party B according to the agreed proportion.

5. Website/Application of Party B means the website/mobile Application titled [Name of Website/Application of Party B]  and otherwise legally owned and/or operated by the Media,.

6. Advertising Revenue means all revenues generated from the publish of advertisements by Advertisers on the Application of Party B.

7. Advertising Revenue Share means the revenue Media is entitled to under the Chuan Shan Jia Cooperation calculated and paid via the method specified in this Agreement.

II. Cooperation Model

1. Inventory: The inventory agreed hereunder includes splash/news feed/banner/ interstitial/video, etc.

2. Cooperation period:  [Cooperation Period].

3. The advertisements provided by Party A for Party B shall comply with laws and regulations.

4. Party B is entitled to review the advertising materials provided by Party A on the Application of Party B. In case of any of the following circumstances, Party B is entitled to refuse the publish of advertisements, provided that Party B shall notify Party A within 1 working day following the receipt of the materials and explain the reason of refusal; otherwise, Party B is deemed to agree to the advertising materials provided by Party A and shall not refuse to display such advertisement materials:

1) Advertisements for advocating pornography, violence, racial discrimination, gender discrimination, religious belief discrimination, nationality discrimination, disability

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discrimination, sexual orientation discrimination or age discrimination and other serious violations of public order and good custom;

2) Contents for advocating any illegal, harmful, threatening, defamatory, harassing behaviors or other offensive behaviors;

3) Other contents that violate the laws of the People’s Republic of China.

III. Rights and Obligations of Party A

1. Party A /and its affiliates shall provide technical services and support for Advertiser bidding activities on the advertising management interface operated by it, and shall be entitled to determine the Advertisers for the publish of advertisements, and shall notify the Advertisers of the bidding results.

2. Party A /and its affiliates is responsible for the improvement, upgrade and technical maintenance of the advertising management interface to ensure the stability and continuity of the advertising management interface.

3. Party A shall utilize its team for the acquisition, management and retention of Advertisers.

4. Party A is entitled to set or adjust its advertising standards including advertising price and delivery method, on a quarterly basis according to market conditions.

5. Party A shall review the advertising materials submitted by Advertisers, in accordance with this Agreement and relevant laws and regulations, provided that the review responsibilities of Party A are limited to the aspects as follows:

1) For the advertisements, Party A shall perform the formality examination of the legality of advertising contents in accordance with the Advertising Law of the People’s Republic of China and other relevant laws;

2) For the links, Party A shall only perform the technical examination of whether the link address is compatible with mobile terminal devices including mobile phones and tablet

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computers and can be opened quickly and successfully. Party A is not responsible for reviewing the contents of the webpage to which the address is linked.

6. Party A shall review the advertising materials submitted by Advertisers. If any third-party claim or punishment by governmental authorities is caused to Party B due to the advertising materials submitted by Advertisers, Party A shall assist Party B in making a claim against the Advertisers for compensation.

7. Party A shall organize Advertiser bidding activities and release data according to the inventory of next periodreported by Party B, whereas Party A does not undertake that the invenroty filling rate will be 100% for each period. If no publish is made during a period due to the failsure of invertory bidding of the or the cancellation of data promotion agreements of Advertiser after winning the bid Party A shall not bear any responsiblity, but shall notify Party B immediately, so traht Party B will be able to make other arrangements of the inventory.

8. Party A is responsible for collecting the back-end data of the Chuan Shan Jia Platform for the publish of advertisements in relation to the Chuan Shan Jia Cooperation, and is entitled to determine to provide the back-end data of the Chuan Shan Jia Platform to Party B from time to time. Party B agrees to use the back-end data of the Platform only for the purpose of this Agreement and shall not disclose the data to any third party.

9. Party A shall regularly settle the fees incurred in the current period with Party B according to the agreed settlement period and sharing ratio.

10. The advertising data recorded by the Party B for an entire calendar month will be compared with the settlement data recorded in the system of Party A. If the advertising datadiscrepancy is less than 10% (inclusive) and the click/ unique visitor (UV) data discrepancy is less than 30% (inclusive), the statistical data of Party A shall prevail. If the dicrepancy exceeds the range aforementioned, Party B is entitled to submit a written objection to Party A within 5 working days following the end of the settlement period, and Party A shall provide relevant information to assist in the investigation within 10 working days following the receipt of the objection, and the parties shall negotiate to confirm the statistical data. If no mutual agreement isreached through the joint investigation within 60 days following the receipt by Party A of the objection, the dispute shall be solved in accordance with dispute resolution method as agreed in this

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Agreement. If Party B fails to submit a written objection within 5 working days following the end of the settlement period, the data of Party A shall prevail.

11. Treatment of fradulent data: Party B shall warrant the authenticity of the data recorded and shall not fabricate data or record fraudulent data by improper means. If fraudulent data recorded by Party B is identified by Party A at any time, Party A is entitled to immediately cancel the Chuan Shan Jia membership of Party B, cease the settlement of or reduce all Advertising Revenue Shares (including those that shall be settled but have not been settled), and reserves the right to further investigate Party B’s legal repsonsibility, and Party A shall notify Party B through the mailbox or internal message on the Chuan Shan Jia Platform. If Party A has paid Party B the fees involving fraudulent data, in addition to requiring Party B to return the corresponding fees, Party A may also hold Party B liable for the breach of Agreement as stipulated hereunder. For the fraudulent data of which Party A has evidences, Party B shall pay Party A the liquidated damages which is equal to twice the costs incurred.

The data can be deemed as fraudulent data as long as evidence of recorded by Party B is found during or after the completion of the calculation of valid data by Party A. Even if Party B disputes the evidence, Party A is entitled to withhold the payment of the fees involving fraudulent data suspend the payment of the promotion fees incurred, until the dispute is resolved according to the dispute resolution procedure as agreed in Article 12 hereof.

IV. Rights and Obligations of Party B

1. Party B undertakes and warrants all of the following:

1)Party B shall offer inventory on the Website/Application legally owned and/or operated by it, for the advertising by Advertisers, Party B has the legal ownership or operation right of Party B’s Website/Application, and Party B shall have the supporting documents of the aforementioned rights.

2)Party B has completed all precedures needed for the legal registration and operation of Party B’s Website/Application, and has gained the legal qualification and supporting documents to operate the Website/Application.

2. Party B authorizes Party A to release data on the inventory on the Application of Party B by

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either or a combination of the following two methods:

1) Publication of advertisements: Advertisements are published for Party A on the Application of Party B in the form of pictures, texts, videos and otherwise;

2) Promotion through links: A network link address is provided by an Advertiser and published on the Application of Party B. Users of the Application of Party B may be directed to a corresponding webpage by clicking the link.

3. Party B is responsible for the improvement, upgrade and technical maintenance of its Application on mobile terminal devices including mobile phones and tablet computers to ensure the stability and continuity of the Application.

4. Party B shall ensure that the display time, pixel size and other technical indexes of an advertising space on the Application of Party B are capable of fully displaying the advertisements meeting the specifications and standards agreed in this Agreement.

5. Party B warrants that its Website/Application supports the data monitoring by Party A.

6. Party B is entitled to review advertisements in accordance with Article II, Section 4 of this Agreement.

7. Upon confirming the settlement data for each settlement period, Party B shall provide Party A with a VAT invoice in an equivalent amount in a timely manner. Within 15 working days following the receipt of the invoice, Party A shall pay the Advertising Revenue Share calculated based on the method specified in this Agreement to the designated account of Party B.

8. Party B and its Media shall not commit unfair competition through malicious programs, spyware or other forms of traffic hijacking. If traffic hijacking behaviors of Party B and/or its Media cause damages to the legal rights and interests of Party A and/or Party A’s users/customers, Party A is entitled to require Party B and its Media to assume all legal liabilities.

V. Settlement of Distribution Fees

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1. Party B may choose the form of API and/or SDK access by which Party A distributes the revenue to Party B. Data including impressions, clicks, click through rate, CPM and estimated revenue shall be subject to the statistics in the system of Party A and the statistical rules of Party A, and Party B shall not raise any objection in this regard.

2. Settlement method: The settlement period by Party A for Party B is one calendar month (in other words, one settlement period is the period commencing at 00:00 on the first day of each solar calendar month and ending at 24:00 on the last day of the same month). Party B shall be provided with the settlement data for the previous settlement period, prior to the [10th] working day of each calendar month, provided that if the accumulated distributable revenue which is unsettled for a settlement period is less than RMB1,000, Party A may suspend the settlement, until the unsettled accumulated distributable revenue reaches RMB1,000, or if the unsettled distributable revenue is less than RMB1,000 at the end of each natural year, Party A will settle all the revenue over the natural year. If the cooperation is terminated, all the revenue shall be settled upon the Parties signing a termination agreement.

3. The Advertising Revenue Share payable by Party A hereunder shall be paid to the following bank account of Party B via wire transfer:

Account name:

Bank Name:

Account No.:

4. Invoicing information on the VAT invoice of Party A:

Company name:

Taxpayer ID No.:

Address:

Tel:

Bank name:

Bank account No.:

Invoicing item: Advertising fee or advertisement publication fee/ Information service fee

5. The parties shall respectively pay the taxes levied by the government on each party in accordance with relevant laws due to executing this Agreement. Unless otherwise agreed by the

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parties, all payments hereunder will be made in RMB.

VI. Liability for Breach of Agreement

1. Party A shall pay the distribution fee at the time and in the amount as agreed in this Agreement. Except for any delay caused by Party B, if Party A fails to pay the revenue share at the time agreed in this Agreement, Party A shall pay Party B a late payment fee for each day of delay at a rate of 0.03% of the amount payable for the current period. If the delay exceeds 30 natural days, Party B is entitled to unilaterally terminate this Agreement and require Party A to pay the relevant revenue share and late payment fee.

2. In case of any of the following breach of Agreement by Party A, Party B shall be entitled to unilaterally terminate this Agreement, provided that Party B shall notify Party A in a timely manner:

Where Party A in breach of the confidentiality clause hereof, transfers, duplicates, disseminates, assigns, licenses, or discloses, permits or provides the trade secrets, software, data and other information contents of Party B for the use by other parties in any way, or uses for any commercial or business activities;

3. In case of any of the following breaches by Party B, Party A is immediately entitled to choose to unilaterally terminate this Agreement and Party B’s access to its account:

1) Where Party B, in breach of the confidentiality clause hereof, transfers, duplicates, disseminates, assigns, licenses, or discloses, permits or provides the trade secrets, software, data and other information contents of Party A for the use by other parties in any means, or uses for any commercial or business activities, other than for the purpose of this Agreement.

2) Where Party B significantly deletes and changes data contents of Party A without authorization, resulting in a serious and adverse impact on the social evaluation of the products or services to be promoted by Party A;

3) Where Party B breaches the undertakings and warranties in Article 4, Paragraph 1 of this Agreement.

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4)  Party B warrants that it shall not post on Party B’s Website any content that vilotes the laws and regulations of the People’s Republic of China, including but not limited to content that endangers national security, is obscene and pornographic, false, defamatory, threatening, harassing, or infringes on the intellectual property rights, commercial secrets or other legitimate rights and interests of other party, or is contrary to social order and morality or similar to the above. If Party B is punished by the regulatory authorities, or is under investigation but no result has been issued by the regulatory authorities, and hence Party A received reasonable complaints against Party B’s Website and the contents published on the Website (including, but not limited to, allegations from third parites of infringement by Party A in the form of letters, media reports, etc.; litigation against Party A; reports to the relevant regulatory authorities which subject Party A to examination or questioning, etc.)

5) Where Party B declares bankruptcy or goes into liquidation.

6) Other serious breach of Agreement by Party B rendering the performance of this Agreement by Party A meaningless.

4. During the term of this Agreement, if either party wishes to terminate this Agreement early, it must notify the other party in writing 30 days in advance, subject to the written consent of the other party. Without mutual consent by both parties, any change or termination of this Agreement clamed unilaterally by one party shall have no legal effect. If the other party suffers any loss as a result, the defaulting party shall be liable for compensation.

5. Cancellation by either party of the distribution specified herein without authorization upon executing this Agreement shall be deemed a breach of Agreement. The breaching party shall pay the liquidated damages for the breach, equivalent to the larger of 20% of the fee incurred in the settlement period, or RMB30,000.

VII. Confidentiality

1. If any information of one party is known or understood by the other party due to the conclusion and performance of this Agreement, it is still the proprietary information of the disclosing party. Without the prior written consent of the disclosing party, either party shall keep

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any proprietary information confidential and shall not disclose it to any person or entity, unless required for the normal performance of the obligations hereunder or otherwise required by national laws and regulations.

2. The parties are responsible for the confidentiality of the specific contents of this Agreement. Either party shall not, without the prior written consent of the other party, disclose to any third party, the cooperation between the parties and the specific contents of this Agreement.

3. The expiration, termination, cancellation or voidance of this Agreement shall not affect the validity of this confidentiality provision and its binding force on the parties.

VII. Force Majeure and Changes of Circumstances

1. If Party A or Party B delays or fails to perform its obligations in whole or in part due to force majeure or changes of circumstances, either party is not liable for breach of Agreement, provided that either party shall take measures in a timely manner to reduce losses caused by force majeure or changes in circumstances. Force majeure includes, but is not limited to, government regulations, national policy adjustment, terrorist attack, hacker attack, natural disaster, war, power outage, technical adjustment of telecommunication department and virus invasion. The parties shall not be liable to each other for liability of breach of the Agreement if the performance of the Agreement is partially or fully prevented or delayed due to the force majeure events mentioned hereabove.

2. The followings are changes in circumstances agreed in this Agreement:

1) Server interruption. If any of the following circumstances occurs, Party B may suspend the information release and distribution services on the platform without notice to Party A.

Force majeure caused by non-human factors including emergency maintenance and overhaul of service equipment.

The termination of the circuit service of the platform due to the failure of basic telecommunication services.

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Party B shall notify Party A of any of the aforesaid circumstances within 12 hours following the occurrence.

Servers of Party B temporarily fail to run due to illegal attacks on the servers and cannot be brought back to operation despite the best efforts of Part B for urgent repair.

2) There are other material changes in objective circumstances other than caused by force majeure that are unforeseeable to the parties at the time of the conclusion of this Agreement after the conclusion of this Agreement.

3. If an event of force majeure or a change of circumstances continues for 20 days or exceeds 30 days in the aggregate during the term of this Agreement, either party shall have the right to terminate this Agreement unilaterally by written notice.

IX. Supplement, Amendment and Termination of the Agreement

1. For matters not covered by this Agreement, a written supplementary agreement may be otherwise made by and between Party A and Party B upon negotiation. The written supplementary agreement signed and sealed by the parties has the same legal effect as this Agreement.

2. Unless otherwise agreed in this Agreement, without the written consent of the parties, any amendment to or termination of this Agreement unilaterally claimed by either party is invalid, and the party shall compensate for any financial loss incurred by the other party as a result of such amendment or termination.

X. Anti-commercial Bribery

In order to protect the legal rights and interests of the parties to the cooperation and ensure that the business dealings between the parties comply with the principles of good faith and arm’s length transaction, and with a view to establishing a long-term amicable business partnership between the parties and promoting the good development of the relationship between the parties, the parties, through amicable negotiation, agree as follows:

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1. For the purpose of this article, Commercial Bribery means any material and spiritual, direct or indirect, Improper Advantages given to employees of Party A by Party B or its employees so that Party B obtains cooperation and benefits of cooperation with Party A.

2. Improper Advantages: Party B or its employees shall not provide or give any direct or indirect advantage beyond the scope of the cooperative business (as a gift or at a consideration other than the fair value) in the name of Party B or an individual for or to any employee of Party A and its connected person, including but not limited to: specified or hidden commissions, cash, gift cards, physical objects, negotiable securities, tour, shares, dividends, cash gifts, gifts, entertainment tickets, special discounts or samples, and travel, catering and entertainment financed by Party B, and benefits derived from cooperative businesses or other material and non-material benefits.

3. Conflict of Interest: Including but not limited to the following: (1) Party B shall not provide any form of loans to employees of Party A and their connected persons; (2) If shareholders, supervisors, managers, senior management members, cooperative project leaders and project members of Party B are employees of Party A or their connected persons, Party B shall truthfully and completely notify Party A in writing prior to the cooperation; (3) During the cooperation, Party B shall not allow employees of Party A and their spouses to hold the equity interest in Party B directly or indirectly through a third party (except for shares held through an open securities exchange market which are less than 5% of the outstanding shares, or through the direct or indirect holding of funds without actual control, or through trusts whose beneficiaries are not the employees or their connected persons).

4. If Party B breaches any of the aforesaid provisions, Party A is entitled to unilaterally terminate this Agreement with Party B in part or in whole, and Party B shall pay Party A, the liquidated damages for breach of Agreement, equal to RMB100,000 or 50% of the order (contract) amount involved, whichever is larger. Party B shall pay the liquidated damages within 5 working days following the date on which the breach is found by Party A; otherwise, Party A is entitled to deduct the liquidated damages for breach directly from any payment hereunder. Regardless of whether Party B offers to or is required to provide Improper Advantages to employees of Party A or their connected persons, if Party B proactively provides Party A with valid information, Party A may, in its sole judgment and discretion, give Party B the opportunity to continue the cooperation and/or reduce the aforesaid liability for breach, according to the actual situation. If Party B breaches this Agreement, Party A reserves the right to hold Party B

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and the directly responsible person of Party B civilly and/or criminally liable.

5. If any breach or attempted breach of the anti-commercial bribery agreement and any law and regulation on anti-commercial bribery and anti-corruption as well as policies of Party A is found during the business cooperation, Party B may report such breach to Party A. Party A shall keep confidential the information on any whistleblowing behavior and the identity of any whistleblower; with regard to any true and valid whistleblowing behavior and whistleblower, Party A will grant the whistleblower a reward of RMB10,000 to RMB1 million according to corporate policies and the particulars of the reported event, after the reported event turns out to be true.

Party A’s special email for receiving report and complaint: 【 】

XI. Dispute Resolution

1. This Agreement is signed in Haidian District, Beijing. Any dispute arising from this Agreement shall be resolved by the parties through amicable negotiation. If the dispute cannot be resolved through negotiation, either party is entitled to submit the dispute to the Haidian District People’s Court of Beijing for litigation, which shall be conducted in accordance with the laws, regulations and rules then in force.

2.The conclusion, execution and interpretation of this Agreement shall be governed by the laws of the People’s Republic of China.

XII. Notice and Service

1. Unless otherwise agreed in this Agreement, notices, documents and information sent by Party A or Party B to each other due to the conclusion and performance of this Agreement may be delivered by fax, post or email.

Party A: Hubei **** Technology Co., Ltd.

Email:

Postal address:

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Party B:
Contact person:	Email:
Tel:	Fax:
Postal address:

2. If either party changes its fax number, postal address or email address, it shall notify the other party in writing 5 working days prior to the change.

3. Notice is deemed to have been received, if sent by fax, at the time of transmission; if sent by mail, upon delivery to the postal address; if sent by email, 24 hours after sending.

XIII. Effect of the Agreement

1. This Agreement comes into force on the date on which it is sealed by both parties.

2. This Agreement is executed in duplicate. Party A and Party B shall each keep one copy, and each copy has the same legal effect.

3. Any matters not covered by this Agreement shall be resolved by both parties throuth friendly communication and a supplementary agreement shall be signed. The supplementary agreement shall take effect after it is sealed by both parties and shall has the same legal effect as this Agreement.

Party A: Hubei **** Technology Co., Ltd.	Party B: 【Name of Party B】
Seal:	Seal:
Date: [Execution Date]	Date: [Execution Date]

The form of Chuan Shan Jia Distribution Cooperation Agreement signed by certain VIEs of the Registrant and a schedule of all executed Chuan Shan Jia Distribution Cooperation Agreements adopting the same form in respect of each of these VIEs of the Registrant.

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Schedule of Material Differences

One or more persons entered into Chuan Shan Jia Distribution Cooperation Agreement by using this form. Pursuant to Instruction ii to Item 601 of Regulation S-K, the Registrant may only file this form as an exhibit with a schedule setting forth the material details in which the executed agreements differ from this form:

No.	Name of Party B	Name of Website/Application of Party B	Execution Date	Cooperation Period
1.	Molihong (Shenzhen) Internet Technology Co., Ltd.	Kaiyunbao	December 11, 2019	From January 1, 2020 to December 31, 2021
2.	Shanghai Chubao (CooTek) Information Technology Co., Ltd.	Touchpal Phonebook	December 11, 2019	From January 1, 2020 to December 31, 2021
3.	Yingsun Information Technology (Ningbo) Co., Ltd.	Hailaidian	December 12, 2019	From January 1, 2020 to December 31, 2021

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